DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934
Skye Bioscience, Inc. (“Company,” “we,” “our” and “us”) has one class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock.
Description of Common Stock
General
The following summary of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to our Articles of Incorporation (as amended, the “articles of incorporation”), and Amended and Restated Bylaws (the “bylaws”), which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein. We encourage you to read our certificate of incorporation and our bylaws for additional information.
Under our articles of incorporation, the total number of shares of all classes of stock that we have authority to issue is 5,050,000,000, consisting of 5,000,000,000 shares of common stock, par value $0.001 per share and 50,000,000 shares of preferred stock, par value $0.001 per share.
Common Stock
General
The holders of common stock of the Company are not entitled to pre-emptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. Unless the board of directors of the Company determines otherwise, the Company will issue all of its capital stock in uncertificated form.
Voting Rights
The holders of shares of our common stock are entitled to one non-cumulative vote per share.
Dividends and Distributions
Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that the Company’s board of directors may determine.
Liquidation Rights
Upon the Company’s liquidation, dissolution or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of common stock after payment of liquidation preferences on any Company preferred stock outstanding at that time and any creditors.
The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that the Company may designate and issue in the future.
Rights of Repurchase
The Company will not have any rights to repurchase shares of its common stock.
Pre-Emptive or Similar Rights
The common stock is not entitled to preemptive rights and is not subject to redemption.
Preferred Stock
The board of directors of the Company has authority to issue shares of Company preferred stock in one or more series, to fix for each such series such voting powers (full or limited, or no voting powers), designations, preferences, qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, redemption privileges and liquidation preferences for the issue of such series all to the fullest extent permitted by the Nevada Revised Statutes and any other applicable Law (“Nevada Law”). The issuance of Company preferred stock could have the effect of decreasing the trading price of the shares of common stock, restricting dividends on the Company’s capital stock, diluting the voting power of the common stock, impairing the liquidation rights of the Company’s capital stock, or delaying or preventing a change in control of the Company.

Exclusive Jurisdiction of Certain Actions
Our articles of incorporation require, to the fullest extent permitted by law, that (1) derivative actions brought in the name of the Company, (2) actions against directors, officers, employees and agents of the Company or the Company’s stockholders for breach of fiduciary duty, (3) actions asserting any claim arising under any provision of Nevada Law or the articles of incorporations or bylaws, and (4) and other actions asserting a claim under the internal affairs doctrine may be brought only in the Eighth Judicial District Court of Clark County in the state of Nevada (or, if the Eighth Judicial District Court of Clark County does not have jurisdiction, the federal district court for the District of Nevada).
Transfer Agent
The transfer agent for our common stock is ClearTrust, LLC.